Rare Medium Group, Inc.                    Contact:
44 W. 18th St., 6th Floor                  Craig Chesser
New York, New York  10011                  Senior Vice President, Finance
                                              & Treasurer
                                           646-638-1306
FOR IMMEDIATE RELEASE                      info@raremedium.com

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              RARE MEDIUM ANNOUNCES RESULTS OF RIGHTS OFFERING
                    AND EFFECTIVE DATE OF REVERSE SPLIT;
                       HIRES SENIOR VP OF OPERATIONS

New York, NY July 17, 2002 - Rare Medium Group, Inc. (NASDAQ: RRRR) announced that its rights offering of 91,381,315 shares of common stock, which was approved at the Special Meeting of Stockholders held on July 11, 2002, has been concluded and fully subscribed, yielding total proceeds to the Company of $18.4 million. These funds will be used to supplement the Company's cash resources, to satisfy the Company's ongoing cash requirements, including its general and administrative expenses, and to take advantage of business opportunities, including maintaining or increasing the Company's stake in the Mobile Satellite Ventures joint venture and seeking other complementary operational opportunities.

The Company's preferred stockholders fully exercised their oversubscription privilege, which permitted them to purchase their pro rata share of all common shares available for oversubscription, although all shares purchased by the preferred stockholders pursuant to the rights offering will be nonvoting common stock. Stockholders other than the preferred stockholders and their affiliates subscribed for a total of approximately
1.5 million shares of voting common stock pursuant to basic and oversubscription rights.

In addition, the Company announced today that it has hired Jeffrey A. Leddy as Senior Vice President of Operations. Mr. Leddy, who brings more than 25 years of experience in satellite communications, will lead the Company's involvement in the MSV joint venture and will spearhead the Company's exploration of additional opportunities in this industry. Mr. Leddy has served in key executive and operating leadership roles with EMS Technologies, a leading provider of wireless, satellite and broadband communications products and solutions, and most recently, with Miraxis, a company utilizing an integrated space and terrestrial solution to provide high capacity, high-speed broadband services, in which the Company has invested a small amount of capital. Mr. Leddy holds a B.S. in Physics from Georgia Institute of Technology and an M.S. in Electrical Engineering from Stanford University. He was elected to the U.S. Space Foundation's Hall of Fame in 1997 for his role in the development of NASA's Ka-band Advanced Communications Technology Satellite.

"I am happy to be involved with Rare Medium Group at a time when so many opportunities exist in the communications industry," commented Mr. Leddy. "We believe that communications infrastructure is a long term growth industry, and that opportunities exist today both in the potential for new ways to deploy spectrum currently allocated to satellite carriers, and in the fact that businesses, spectrum rights, infrastructure and technology can be acquired for extremely attractive valuations."

The Company also announced that its one-for-ten reverse stock split, which was also approved at the Special Meeting of Stockholders held on July 11, 2002, will become effective as of the opening of trading on the Nasdaq National Market on July 18, 2002, at which time the Company's common stock will begin trading on a reverse split basis under the temporary trading symbol RRRRD for a period of 20 trading days to reflect the post-split status of the stock. At the end of this period, the ticker symbol will revert to RRRR. Effective at 9:00 a.m. on July 18, 2002, ten shares of common stock of the Company automatically will be converted into one share of common stock.

                                   * * *

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Important factors that could affect these forward-looking statements are detailed in the documents filed by Rare Medium Group with the Securities and Exchange Commission including but not limited to those contained under the Risk Factors section of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 20, 2002 and the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 15, 2002. The Company assumes no obligation to update these forward-looking statements.